EXHIBIT 99.1

               POZEN Reports Third Quarter 2004 Results

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--Oct. 27, 2004--POZEN Inc.
(NASDAQ: POZN), today announced results for the third quarter and nine months ended September 30, 2004.

    Third-Quarter Results

    POZEN reported a net loss of $5.8 million, or $0.20 per share on a fully diluted basis, for the third quarter of 2004, compared with a net loss of $3.7 million, or $0.13 per share on a fully diluted basis, for the third quarter of 2003.
    For both the third quarter of 2004 and 2003, POZEN reported revenue of $1.9 million. Revenue for the quarters ended September 30, 2004 and September 30, 2003 resulted from the amortization of upfront payments received in 2003 pursuant to collaboration agreements for MT 100(TM), MT 300(TM), and Trexima(TM).
    Total operating expenses for the quarter ended September 30, 2004 were $7.9 million as compared to $5.7 million for the same period in 2003. The increase in operating expenses was due primarily to Trexima Phase III clinical trial activities and product costs incurred in connection with current exploratory programs, offset by a reduction in general and administrative costs.
    At September 30, 2004, cash and cash equivalents totaled $61.2 million compared to $60.5 million at December 31, 2003.

    Nine-Month Results

    POZEN reported net income of $3.2 million, or $0.11 per share on a fully diluted basis, for the nine-month period ended September 30, 2004, compared with a net loss of $13.2 million, or $0.47 per share on a fully diluted basis, for the same period of 2003.
    For the nine months ended September 30, 2004, POZEN reported revenue of $20.7 million as compared with $1.9 million for the same period of 2003. Revenue for the period ended September 30, 2004 resulted from the amortization of payments received under collaboration agreements for MT 100, MT 300, and Trexima and the receipt of a $15.0 million milestone payment from GSK for commencement of Phase III clinical trial activities for Trexima.
    Total operating expenses for the nine months ended September 30, 2004 were $18.0 million as compared to $15.5 million for the same period in 2003. The increase in operating expenses was due primarily to commencement of Trexima Phase III clinical trial activities and product costs associated with current exploratory programs, offset by a reduction in general and administrative costs.

    Corporate Highlights

    The company requested Type A priority meetings with the FDA with regard to the not-approvable letters for MT 100 and MT 300. These meetings are expected to occur in the fourth quarter of 2004.
    POZEN is also scheduled to meet with the advisory group (Committee on Safety of Medicines) to the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom during the fourth quarter of 2004 to discuss approvability of its MT 100 Marketing Authorization Application (MAA).
    All of the Trexima Phase III trials are underway and POZEN is on track to file an NDA in the second half of 2005. In addition, GSK is funding and currently conducting two Phase IIIb/IV studies.
    On August 3, 2004, William L. Hodges was named Chief Financial Officer and Senior Vice President, Finance and Administration. Mr. Hodges has 16 years of experience in the pharmaceutical industry in a variety of financial roles with Glaxo Wellcome and Burroughs Wellcome.
    On October 19, 2004, Dr. Marshall E. Reese was appointed as Executive Vice President, Product Development. Dr. Reese has more than 25 years of international clinical development and program management experience with Novartis, Glaxo and Glaxo Wellcome.

    Financial Guidance

    For the fourth quarter of 2004, POZEN expects total revenues to be approximately $1.9 million. POZEN expects total operating expenses for the fourth quarter of 2004 to be in the range of $8 million to $10 million.

    For the 2004 year, POZEN expects total revenue to be approximately $23 million. POZEN expects total operating expenses for the 2004 year to be in the range of $26 million to $28 million.

    Third-Quarter Results Webcast

    POZEN will hold a webcast to present third quarter results and management's outlook on Wednesday, October 27, 2004 at 11:00 a.m.
Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.
    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.


                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)



                        Three Months Ended       Nine Months Ended
                           September 30,           September 30,
                      ----------------------- ------------------------
                            2004        2003        2004         2003
                      ----------------------- ------------------------
Revenue:
      Licensing
       revenue       $ 1,891,499 $ 1,886,998 $20,670,499 $  1,886,998
Operating expenses:
   General and
    administrative     2,065,869   2,527,858   6,071,475    7,312,061
   Research and
    development        5,859,319   3,219,415  11,903,282    8,215,224
                      ----------- ----------- ----------- ------------
Total operating
 expenses              7,925,188   5,747,273  17,974,757   15,527,285
Interest income, net     202,369     128,309     463,342      394,871
                      ----------- ----------- ----------- ------------
Net income (loss)
 attributable to
 common stockholders  (5,831,320)$(3,731,966)$ 3,159,084 $(13,245,416)
                      =========== =========== =========== ============

Basic net income
 (loss) per common
   share             $     (0.20)$     (0.13)$      0.11 $      (0.47)
                      =========== =========== =========== ============

Shares used in
 computing basic net
 income (loss) per
 common share         28,779,277  28,407,093  28,713,806   28,276,105
                      =========== =========== =========== ============

Diluted net income
 (loss) per common
   share             $        --          -- $      0.11           --
                      =========== =========== =========== ============

Shares used in
 computing diluted
 net income (loss) per
  common share                --          --  29,666,989           --
                      =========== =========== =========== ============


                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)


                                                Sept. 30,    Dec. 31,
                                                  2004        2003
                                               ----------- -----------
                    ASSETS
Current assets:
 Cash and cash equivalents                    $61,164,102 $60,480,690
 Prepaid expenses and other current assets        161,439     698,209
                                               ----------- -----------
    Total current assets                       61,325,541  61,178,899
Equipment, net of accumulated depreciation        350,496     334,096
                                               ----------- -----------
    Total assets                              $61,676,037 $61,512,995
                                               =========== ===========



     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $ 1,105,365 $   579,903
 Accrued compensation                             678,587     416,053
 Accrued expenses                               1,649,297   1,103,622
                                               ----------- -----------
    Total current liabilities                   3,433,249   2,099,578

Long-term liabilities:
   Deferred revenue                            18,112,479  23,782,978
                                               ----------- -----------
Total liabilities                              21,545,728  25,882,556

Total stockholders' equity                     40,130,309  35,630,439
                                               ----------- -----------
    Total liabilities and stockholders'
     equity                                   $61,676,037 $61,512,995
                                               =========== ===========

    CONTACT: POZEN Inc.
             Bill Hodges, 919-913-1030
             Fran Barsky, 919-913-1044